Exhibit 99.1

Xilio Therapeutics Appoints Yuan Xu, Ph.D., to its Board of Directors

WALTHAM, Mass., January 6, 2022 – Xilio Therapeutics, Inc. (Nasdaq: XLO), a biotechnology company developing tumor-selective immuno-oncology therapies for people living with cancer, today announced the appointment of Yuan Xu, Ph.D., to its board of directors.

“Yuan is an industry veteran who brings broad, strategic leadership, experience as a private and public company CEO, and deep technical expertise, including leading manufacturing scale-up at some of the world’s most successful pharmaceutical companies,” said Dan Lynch, chairman of the board of directors of Xilio Therapeutics. “Yuan’s addition to the board will be invaluable as Xilio advances two programs through the clinic, with initial data readouts anticipated for both programs in 2022, and a pipeline of additional pre-clinical development candidates. We look forward to benefiting from her leadership and expertise as we advance the development of our tumor-selective therapies.”

“Xilio has built a unique platform with the potential to deliver highly meaningful immuno-oncology therapies without the challenging toxicity and associated dose-limiting side effects that currently prevent many patients from receiving their full therapeutic benefit,” said Dr. Xu. “I am pleased to join the board of directors as we work to advance Xilio’s mission of addressing the needs of people living with cancer through important tumor-selective cytokine and checkpoint inhibitor product candidates, including XTX101 and XTX202.”

Dr. Xu is a biopharmaceutical executive with more than 25 years of experience, most recently serving as chief executive officer of Legend Biotech Corporation (Legend Biotech) from March 2018 until August 2020. In this capacity, she played a leading role in Legend Biotech’s initial public offering, clinical development of Legend Biotech’s autologous CAR T-cell therapy cilta-cel, and a strategic partnership with Janssen Biotech, Inc. Prior to Legend Biotech, Dr. Xu served as senior vice president at Merck & Co., Inc. (Merck) from August 2015 to August 2017, where she led discovery, preclinical and technical development, and manufacturing for Merck’s biologics and vaccines subdivision. Dr. Xu also served as general manager and vice president of biologics at Gilead Sciences, Inc. (Gilead) from March 2014 to August 2015, where she led biologics and vaccines development and oversaw all operational aspects of Gilead’s Oceanside manufacturing facility as site head. Prior to Gilead, Dr. Xu served as vice president at Novartis and led several functions in the U.S. and Europe, including the biotherapeutics development unit focusing on innovative medicines. Earlier in her career, Dr. Xu held positions of increasing responsibility at Amgen Inc., Chiron, Inc., GlaxoSmithKline PLC and Genentech Inc. Dr. Xu currently serves as a member of the boards of directors of Fate Therapeutics, Inc. and Akero Therapeutics, Inc., as well as a scientific advisory board member and manufacturing advisory board member of Resilience. Dr. Xu received a B.S. in biochemistry from Nanjing University, a Ph.D. in biochemistry from the University of Maryland and completed her post-doctoral training in virology and gene therapy at the University of California, San Diego.

About Xilio Therapeutics

Xilio Therapeutics is a biotechnology company focused on harnessing the immune system to achieve deep and durable clinical responses to improve the lives of patients with cancer. The company is using its proprietary geographically precise solutions (GPS) platform to rapidly engineer novel molecules, including cytokines and other biologics, that are designed to optimize their therapeutic index. These molecules are designed to localize activity within the tumor microenvironment without systemic effect, resulting in the potential to achieve enhanced anti-tumor activity. Xilio is building a pipeline of wholly owned, tumor-selective, GPS-enabled cytokine and checkpoint inhibitor product candidates, including XTX101, a tumor-selective anti-CTLA-4 monoclonal antibody; XTX202, a tumor-selective IL-2; XTX301, a tumor-selective IL-12; and XTX401, a tumor-selective IL-15. For more information, please visit www.xiliotx.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding plans, strategies, timelines and expectations for Xilio’s current or future approved product candidates; plans and timing related to initial data for Xilio’s product candidates; the potential benefits of any of Xilio’s current or future product candidates in treating patients; and Xilio’s strategy, goals and anticipated financial performance, milestones, business plans and focus. The words “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,”

“estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of important risks, uncertainties and other factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to ongoing and planned research and development activities, including initiating, conducting or completing preclinical studies and clinical trials and the timing and results of such preclinical studies or clinical trials; the delay of any current or planned preclinical studies or clinical trials or the development of Xilio’s current or future product candidates; preclinical and clinical supply of current or future product candidates; Xilio’s advancement of multiple early-stage programs; Xilio’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; results from preclinical studies or clinical trials for Xilio’s product candidates, which may not support further development of such product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of current or future clinical trials; Xilio’s ability to obtain, maintain and enforce patent and other intellectual property protection for current or future product candidates; Xilio’s ability to obtain and maintain sufficient cash resources to fund current or future operating expenses and capital expenditure requirements; and the impact of the COVID-19 pandemic on Xilio’s business, operations, strategy, goals and anticipated milestones. These and other risks and uncertainties are described in greater detail in the sections entitled “Risk Factor Summary” and “Risk Factors” in Xilio’s filings with the U.S. Securities and Exchange Commission (SEC), including Xilio’s most recent Quarterly Report on Form 10-Q and any other filings that Xilio has made or may make with the SEC in the future. Any forward-looking statements contained in this press release represent Xilio’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Xilio explicitly disclaims any obligation to update any forward-looking statements.

For Investor Inquiries:

Monique Allaire, THRUST Strategic Communications

monique@thrustsc.com

For Media Inquiries:

Dan Budwick

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